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                                  EXHIBIT 11.1

                            SCHMITT INDUSTRIES, INC.
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)
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                                                           Three Months Ended              Six Months Ended
                                                           11/30/96   11/30/95              11/30/96 11/30/95
                                                           -------------------              -----------------
I.     Net income for period                           $  707,344      $ 208,099         $   847,620    $   291,492
                                                       ----------     ----------          ----------     ----------
                                                       ----------     ----------          ----------     ----------
II.    Determination of shares

       Weighted average number of
       common shares outstanding                        7,020,593      6,886,889           6,998,225      6,886,889

       Common equivalent shares                           516,032        256,949             423,724        228,367
       (determined using the "treasury stock"
       method) representing shares issuable upon
       exercise of employee stock options

       Weighted average number of shares used           7,536,625      7,143,838           7,421,949      7,115,256
       in calculation of primary income per share

       Shares issuable on exercise of stock options,          331          3,884              94,110         28,582
       net of shares assumed to be purchased out of
       proceeds at market price

       Weighted average number of shares used in
       fully diluted income per share                   7,536,956      7,147,722           7,516,059      7,143,838
                                                       ----------     ----------          ----------     ----------
                                                       ----------     ----------          ----------     ----------


III.   Net income per common share and common
       share equivalent

       Primary                                                  .09            .03                 .11            .04
                                                                ---            ---                 ---            ---
                                                                ---            ---                 ---            ---


       Fully diluted                                            .09            .03                 .11            .04
                                                                ---            ---                 ---            ---
                                                                ---            ---                 ---            ---
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